UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2007

AZUR HOLDINGS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-25824	13-3337553
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

633 SE 3rd Avenue, Suite 203, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 954-763-1515

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On January 11, 2007 Azur Holdings, Inc. (the “Company”) was informed that General Electric Capital Corporation (“GECC”) had commenced an action in the Circuit Court of Jackson County, Mississippi against Shell Landing Golf, LLC (“Shell Golf”) and certain other co-lessees for money allegedly due under an equipment lease. The amount sought by GECC in the action is $234,889.60 plus collection costs, attorneys’ fees and interest.

Neither the Company, nor any of its subsidiaries is a party to the equipment lease with GECC or named as a defendant in the lawsuit. However, in November 2004, in connection with the Company’s acquisition of The Shell Landing Golf Club, The Grand Shell Landing, Inc. (“Grand Shell”), a subsidiary of the Company, signed an Assignment and Assumption of Contract under which it assumed the equipment lease and agreed to indemnify Shell Golf arising from obligations under the equipment lease.

The foregoing matters may be deemed to constitute an Event of Default under a Deed of Trust, Security Agreement and Fixture Filing dated as of November 17, 2004 from Grand Shell to Textron Financial Corporation (“Textron”), which would permit Textron to elect to declare all outstanding indebtedness of Grand Shell to Textron immediately due and payable. As of January 19, 2007 such indebtedness amounted to approximately $6,636,067.

The foregoing matters may be deemed to constitute an Event of Default under a Deed of Trust, Security Agreement and Fixture Filing dated as of November 17, 2004 from Grand Shell to Textron Financial Corporation (“Textron”) and Textron declared all indebtedness of Grand Shell to Textron immediately due and payable, such a default would trigger cross defaults of several of the companies long term obligations including the following:

Under the Company’s Debentures to certain holders, the occurrence of a default or an event of default under other material agreements to which the Company or any of its subsidiaries is a party, also constitutes an Event of Default, entitling the holder of the Debenture to declare all outstanding obligations under the Debenture immediately due and payable. As of January 19, 2007 the aggregate principal and accrued interest under the Debentures amounted to approximately $7,583,550.

In accordance with the Company’s Promissory Note to certain lenders, the occurrence of a default or an event of default under other material agreements to which the Company or any of its subsidiaries is a party, also constitutes an Event of Default, entitling the holder of the Note to declare all outstanding obligations under the Note immediately due and payable. As of January 19, 2007 the aggregate principal and accrued interest under the Note amounted to approximately $6,457,919.

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In accordance with the Company’s Co -Ownership Agreement with an Owner who holds a tenants-in-common ownership interest with the Company in the Azur Shell Landing Property, the occurrence of a default or an event of default under other material agreements, which affects, encumbers or binds the Azur Shell Landing Property, also constitutes an Event of Default under the Co-Ownership Agreement, entitling the Owner to reclaim the Company’s ownership interest in the Property.

The Company is currently negotiating the terms of the previously announced Nexxus transactions, which if consummated, would provide the company with sufficient capital to satisfy the Company’s obligations to Textron and the Debenture holders, as well as bringing the equipment lease current. In addition the Company is also currently pursuing several other options to address debt and financing concerns including (a) refinancing the existing Azur Shell Landing Resort debt, and (b) restructuring the terms of the existing debt obligations.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZUR HOLDINGS, INC.

January 25, 2007	By:	/s/ Donald Winfrey
Donald Winfrey
President

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